EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-55425, 333-22355, 333-101455 and 333-260437 on Form S-3 and Registration Statement Nos. 033-58347, 333-49280, 333-136083, 333-136086, 333-146932, 333-148995, 333-175260, 333-195331, 333-210889, 333-210899 and 333-228733 on Form S-8 of our report dated February 10, 2023, relating to the consolidated financial statements of Honeywell International Inc. and subsidiaries and the effectiveness of the Honeywell International Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Honeywell International Inc. for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 10, 2023